Exhibit 99.2

Imation Provides Update on Next Phase of Its Strategic Transformation

OAKDALE, Minn.--(BUSINESS WIRE)--February 10, 2015--Imation (NYSE:IMN), a global data storage and information security company, today provided an update on its continuing transformation and announced that it has been working with Houlihan Lokey as its financial adviser to explore options to unlock embedded value within its consumer storage and accessories (‘CSA’) and tiered storage and security solutions (‘TSS’) business units.

Imation’s strategic transformation has been a multi-year process that has included key acquisitions to bolster its Mobile Security products and Storage Solutions offerings, a major restructuring and down-sizing that created two distinct business units – consumer-centric and commercial-centric - and the divestiture of certain under-performing and non-core businesses. Throughout the transformation, the Company has continued to maintain a strong cash position, which has provided financial flexibility to continue comprehensively reviewing strategic alternatives from a position of strength.

During the transformation process, the Company has worked extensively with external advisors and has had discussions with third-parties to fully examine a variety of available options. To advise on the next phase of the transformation, Houlihan Lokey is working with the Company to review and explore certain strategic options to maximize the value of each business unit.

“This evaluation is another important milestone in Imation’s ongoing evolution in becoming a global leader in data storage and security. The changing industry and competitive landscape affirms that we are on the right path as we continue to seek the best method of maximizing value for each business unit and for our shareholders,” commented Mark Lucas, Chief Executive Officer of Imation. “Enhancing the independence of each business unit may allow each team to focus solely on its own growth and product development.”

“As the Board reviews the options available to us, the management team and the rest of the Company remain singularly focused on executing our plans in each business, including introducing differentiated, higher margin products, and appropriately investing in our business plan,” concluded Lucas.

There can be no assurance that this process will result in any transaction, or that any transaction, if pursued, will be consummated. The Company, which will continue to operate normally during the review process, does not intend to provide any additional information with respect to the process, until the evaluation is complete.

About Imation Corp.
Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com